EXHIBIT 10.2

AMENDMENT NO. 1 TO CONSULTING AGREEMENT

AMENDMENT No. 1, dated as of May 19, 2008, to CONSULTING AGREEMENT dated as of February 14, 2008 (the “Agreement”) by and between Ascendia Brands, Inc., with principal offices at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08619 (“ABI” or the “Company”) and CARL MARKS ADVISORY GROUP LLC, with principal offices at 900 Third Avenue, 33rd Floor, New York, NY 10022 (“CMAG” or “Consultant”).

The Agreement is hereby amended as follows:

1.	Scope of Work

Section 2 of the Agreement (captioned “Scope”) shall be amended as follows:

CMAG shall provide to the Company, Douglas A. Booth as Chief Restructuring Advisor with the accountabilities and responsibilities normally associated therewith and as further described in Schedule A. attached hereto which includes the additional financial and operational advisory services to be provided. In addition, a Managing Director shall also be provided to perform specific production planning and inventory management tasks.

2.	Compensation

Section 4 of the Agreement (captioned “Compensation”) shall be amended as follows:

In response to the Board of Directors request for a reduced fee structure, CMAG has agreed to reduce their monthly fees for a period of sixty (60) days, after which time, CMAG and the Company agrees to review the fee structure dependent upon the current situation and circumstances facing ABI. ABI will pay CMAG a monthly fee of $225,000, payable in advance commencing from the date of this Amendment No. 1, for work normally requiring a monthly fee of $275,000. In consideration for the fee concession, ABI agrees to negotiate, in good faith, a success fee to be earned by CMAG which will provide recovery of the deferred amount as well as a bonus to be mutually agreed upon by CMAG and ABI which will be tied to projected Company performance.

3.	Continued Binding Effect of Agreement

Except as specifically modified in this Amendment No. 1, the Agreement shall continue in full force and effect and, as modified herein, shall be binding in all respects on the parties hereto.

IN WITNESS WHEREOF the parties have executed and delivered this Amendment No. 1 as of the date first above written.

ASCENDIA BRANDS, INC.

By:	/s/ Andrew Sheldrick
Andrew Sheldrick
General Counsel

CARL MARKS ADVISORY GROUP LLC

By:	/s/ Douglas Booth
Douglas A. Booth
Partner

SCHEDULE A

SCOPE

Doug Booth – Chief Restructuring Adviser (CRA):

Accountabilities – Use best efforts to execute the restructuring plan as approved by the Ascendia Board of Directors, limited to:

1.	Sell Binghamton manufacturing plant
2.	Close or sell Canadian operation
3.	Reduce overall inventory
4.	Reduce Selling, General and Administrative expenses
5.	Assist in successfully gaining approval of restructuring plan by all relevant stakeholders
6.	Develop plans for further cost savings

Reporting – The Chief Restructuring Adviser reports to the Ascendia Board of Directors. The EVP and Chief Operating Officer and the EVP and Chief Financial Officer of the Company will directly report to the Chief Restructuring Adviser during the period of engagement with respect to the responsibilities of the Chief Restructuring Adviser.

Responsibilities – primarily responsible for certain “back office” functions, namely:

1. Decisions regarding:

a)	Binghamton divestiture negotiation strategy and execution;
b)	Oversight of inventory management, including material ordering, product build, disposition of excess and obsolete inventory and SKU rationalization;
c)	Holiday season build; based upon working capital availability, profitability and commitments to customers;
d)	Closing of Canadian operation;
e)	Reduction of Selling, General and Administrative expenses consistent with the Restructuring Plan as approved and amended from time-to-time; and
f)	Such other actions required to achieve the Accountabilities as are specifically approved by the Board of Directors.

2. Cross-Functional coordination to establish and set priorities:

a)	Information flow to effectively project cash and earnings; and
b)	Inventory and order commitments to vendors.

3. Restructuring Strategies and Detailed Execution Planning:

a)	Restructuring plan development, verification, and modification, as necessary, including overhead structure, selective product/SKU discontinuation, etc., in collaboration with CEO;
b)	Communication of ASB restructuring plan to stakeholders, creditors, vendors, and select senior management, including scheduling meetings regarding company’s financial position and outlook; and
c)	Expense control, discontinuation of non-essential spending, and cost reduction.

Jack Wissman:

1.	Develop and implement options for the divestiture of the manufacturing facilities.
2.	Support the CFO in analyzing the business and provide support in reporting to various stakeholders as required.

Jim Wiesen:

1.	Control, drive, and assure timely benefits from the D&T consolidation:
a.	Exit facilities
b.	Increase inventory turns
c.	Develop mechanism to optimize freight costs, audit billings, and identify costly customer practices which should be reimbursed by customer

*assess impact of consolidation on DSD

2.	Drive the inventory liquidation and reduction program intended to achieve liquidity requirements.
3.	Drive SKU rationalization consistent with the FY 2009 plan and sound business practices.

John Given:

1.	Analyze demand requirements, production requirements, and associated material purchase requirements.
2.	Determine opportunities to better align products to demand and implement changes accordingly.
3.	Reduce inventory levels through production of in demand products.